UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐           Definitive Proxy Statement

☒          Definitive Additional Materials

☐           Soliciting Material Under Rule 14a-12

CRACKER BARREL OLD COUNTRY STORE, INC.
(Name of Registrant as Specified in Its Charter)

BIGLARI HOLDINGS INC. BIGLARI CAPITAL CORP. THE LION FUND, L.P. SARDAR BIGLARI
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Item 1: On December 15, 2011, Biglari Holdings Inc. issued the following press release:

FOR IMMEDIATE RELEASE

BIGLARI HOLDINGS RELEASES ENTIRE GLASS LEWIS REPORT

SAN ANTONIO, TX — December 15, 2011 — Biglari Holdings Inc. (NYSE: BH) urges all shareholders of Cracker Barrel Old Country Store, Inc. (NASDAQ: CBRL), and particularly those who subscribe only to Institutional Shareholder Services (ISS), to read the Glass Lewis report on Cracker Barrel in its entirety. We find the Glass Lewis report to be extremely thorough.  We want all shareholders to have access to Glass Lewis’ full report. Click here to read the complete report.

Glass Lewis examines thoroughly Cracker Barrel’s operating performance, stock-price performance, executive compensation, board composition, related party transactions, financial-reporting transparency, potential conflict of interest, among other areas of shareholder concern. For Biglari Holdings to gain Glass Lewis’ recommendation requires clearing a high hurdle. Glass Lewis states:

“As a rule, we are reticent to recommend the removal of incumbent directors, or in favor of [shareholder] nominees, unless one of the following has occurred: (i) there are serious problems at the company and the [shareholder] nominees have a clear and realistic plan to solve these problems; or (ii) the current board has undertaken an action contrary to the interests of shareholders (or failed to undertake an action to the benefit of shareholders).”

“We side with [Biglari] in identifying a number of concerns at Cracker Barrel, including: (i) under-performance and under-valuation compared to peers; (ii) declining store-level operating performance; (iii) stagnant financial performance; (iv) questionable compensation, governance and reporting practices; and (v) reactive responses to shareholder issues and interests.”

“In this case, we believe [Biglari] has identified areas of concern, both operationally and governance related, and we find grounds on which to support the notion that the election of [Mr. Biglari] is likely to result in a superior outcome for Cracker Barrel and its shareholders. Our concerns regarding Cracker Barrel outweigh any concerns raised by the Company regarding [Biglari] and its nominee. Therefore, we ultimately believe that Mr. Biglari is likely to have a positive impact at Cracker Barrel.”

Glass Lewis recommends that you vote only the GOLD card for Biglari.

* * *

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Biglari Holdings Inc., an Indiana corporation (“Biglari Holdings”), together with the other participants named below, has filed with the Securities and Exchange Commission (“SEC”) a definitive proxy statement and accompanying proxy card to be used to solicit votes for the election of Sardar Biglari to the Board of Directors of Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”), at the 2011 annual meeting of shareholders of the Company.

BIGLARI HOLDINGS STRONGLY ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN, AND WILL CONTAIN, IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, TOLL-FREE AT (888) 750-5834, BANKS AND BROKERS CALL COLLECT AT (212) 750-5833.

The participants in this proxy solicitation are Biglari Holdings, Biglari Capital Corp., a Texas corporation (“BCC”), The Lion Fund, L.P., a Delaware limited partnership (the “Lion Fund”), and Sardar Biglari.

As of the date hereof, Biglari Holdings directly owns 2,147,887 shares of Common Stock of the Company.  As of the date hereof, the Lion Fund directly owns 140,100 shares of Common Stock.  Each of BCC, as the general partner of the Lion Fund, and Biglari Holdings, as the parent of BCC, may be deemed to beneficially own the shares of Common Stock directly owned by the Lion Fund.  Mr. Biglari, as the Chairman and Chief Executive Officer of each of BCC and Biglari Holdings, may be deemed to beneficially own the shares of Common Stock directly owned by Biglari Holdings and the Lion Fund.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants. Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.

Item 2: The following materials were posted by Biglari Holdings Inc. to http://www.enhancecrackerbarrel.com:

CRACKER BARREL

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Welcome

A Memo From Sardar Biglari, Chairman & CEO of Biglari Holdings Inc.:

We of Biglari Holdings have created this website — enhancecrackerbarrel.com — to extend the courtesy of communicating with the shareholders of Cracker Barrel Old Country Store, Inc. We are the largest shareholder of Cracker Barrel with an ownership of over 9% of the Company's outstanding common stock. Cracker Barrel's 2011 annual meeting of stockholders will be your first chance to vote for a director not allied with the Company's Board. I am running for just one board seat, and only with shareholder support will I be able to join Cracker Barrel's Board of Directors. This website features letters I myself have written, not penned by any attorney or advisor, directed to all shareholders as well as to the Board of Cracker Barrel. Also on the site, I have included links that would be helpful to you, such as the ones concerning our SEC filings. In other words, I am placing information on the site that I would want to know if our roles were reversed with yours.

Cracker Barrel is a great brand but one that has failed to achieve its potential because, in our view, it has been held back by a Board that has neither meaningful stock ownership nor the relevant expertise to challenge the status quo. I believe I bring a far more creative perspective to the scene. I plan on being a long-term stockholder of Cracker Barrel with the firm resolve to maximize the value of the Company and thereby to generate value for *all* shareholders.

I encourage you to review the site thoroughly and regularly in order to remain knowledgeable about Cracker Barrel and our plans to enhance the value of your shares. You can even share your thoughts under "contact us." Remember, we favor a new innovative perspective to which you can contribute.

I am placing my name, my reputation, and the entire Biglari Holdings brand on the following: I have *your* best interests in mind and I will explore *all* avenues to create value for *all* owners.

Sincerely,

Sardar Biglari

COPYRIGHT © 2011 BIGLARI HOLDINGS INC.

Privacy Policy | Terms & Condtions | Disclaimer

GLASS LEWIS & Co.

PROXY PAPER

Cracker Barrel Old Country Store, Inc.

NASDAQ: CBRL

Industry: Restaurants
Meeting Date: December 20, 2011
Record Date: October 14, 2011
Publish Date: December 9, 2011

Lead Analysts: Mark Grothe, CFA, CPA, mgrothe@glasslewis.com
Kern McPherson, kmcpherson@glasslewis.com

2011 CONTESTED MEETING MANAGEMENT (WHITE) CARD

Proposal	Issue	Board	GL&Co.
1.00	Election of Directors	For	Do Not Vote
1.01	Elect James Bradford	For	Do Not Vote
1.02	Elect Sandra Cochran	For	Do Not Vote
1.03	Elect Robert Dale	For	Do Not Vote
1.04	Elect Richard Dobkin	For	Do Not Vote
1.05	Elect Charles Jones, Jr.	For	Do Not Vote
1.06	Elect B.F. Lowery	For	Do Not Vote
1.07	Elect William McCarten	For	Do Not Vote
1.08	Elect Martha Mitchell	For	Do Not Vote
1.09	Elect Coleman Peterson	For	Do Not Vote
1.10	Elect Andrea Weiss	For	Do Not Vote
1.11	Elect Michael Woodhouse	For	Do Not Vote
2.00	Adoption of Shareholder Rights Plan	For	Do Not Vote
3.00	Advisory Vote on Executive Compensation	For	Do Not Vote
4.00	Frequency of Advisory Vote on Executive Compensation	1 Year	Do Not Vote
5.00	Restructuring	For	Do Not Vote
6.00	Ratification of Auditor	For	Do Not Vote

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 1 Glass, Lewis & Co., LLC

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy

2011 CONTESTED MEETING DISSIDENT (GOLD) CARD

Proposal	Issue	Board	GL&Co.
1.00	Election of Directors	Do Not Vote	Split
1.01	Elect Sardar Biglari	Do Not Vote	For
1.02	Elect James Bradford	Do Not Vote	For
1.03	Elect Sandra Cochran	Do Not Vote	For
1.04	Elect Robert Dale	Do Not Vote	For
1.05	Elect Richard Dobkin	Do Not Vote	For
1.06	Elect B.F. Lowery	Do Not Vote	Withhold
1.07	Elect William McCarten	Do Not Vote	For
1.08	Elect Martha Mitchell	Do Not Vote	For
1.09	Elect Coleman Peterson	Do Not Vote	For
1.10	Elect Andrea Weiss	Do Not Vote	For
1.11	Elect Michael Woodhouse	Do Not Vote	For
2.00	Adoption of Shareholder Rights Plan	Do Not Vote	Against
3.00	Advisory Vote on Executive Compensation	Do Not Vote	Against
4.00	Frequency of Advisory Vote on Executive Compensation	Do Not Vote	1 Year
5.00	Restructuring	Do Not Vote	For
6.00	Ratification of Auditor	Do Not Vote	For

NOTE

12/12/2011 Update: We re-published this report to clarify our voting recommendation instructions using the Dissident card. The clarification amplifies that Company nominee Mr. Jones is not included on the Dissident card, and that we support the replacement of Mr. Jones by the Dissident nominee Mr. Biglari.
The clarification had no effect on our original voting recommendations, which remain unchanged for all proposals.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 2 Glass, Lewis & Co., LLC

Company Profile

ADDRESS

307 Hartmann Drive
Lebanon, TN 37087
www.cbrlgroup.com
Phone: +1 (615) 4445533
Fax: +1 (615) 4439818
Employees: 67,000

COMPANY DESCRIPTION

Cracker Barrel Old Country Store, Inc. is principally engaged in the operation and development of the Cracker Barrel Old Country Store restaurant and retail concept (Cracker Barrel). As of September 21, 2010, it operated 595 full-service restaurants and gift shops in 41 states. The format of its stores consists of a trademarked rustic, old country-store design with a separate retail area offering a variety of decorative and functional items featuring rocking chairs, holiday and seasonal gifts and toys, apparel, cookware and foods, including candies and jellies. Store interiors are subdivided into a dining room consisting of approximately 27% of the total interior store space, and a retail shop consisting of approximately 23% of such space, with the balance primarily consisting of kitchen, storage and training areas. All stores have stone fireplaces. The Company opened six new stores during the fiscal year ended July 30, 2010 (fiscal 2010).

Source: FactSet

TOTAL SHAREHOLDER RETURNS

	1 Year	3 Year	5 Year
CBRL	-13.6%	36.3%	3.8%
Russell 3000	-0.2%	11.3%	-2.8%
Industry Peers	10.2%	40.9%	6.6%

** Annualized shareholder returns. Peers are based on the Industry segmentation of the Global Industrial Classification System (GICS).*

TOP 20 HOLDERS

Holder	% Owned
1. Biglari Capital Corp.	9.99%
2. BlackRock Fund Advisors	6.73%
3. River Road Asset Management LLC	6.02%
4. The Vanguard Group, Inc.	5.09%
5. Fidelity Management & Research Co.	4.07%
6. JPMorgan Asset Management, Inc.	3.62%
7. Aster Investment Management Co., Inc.	3.54%
8. Lord Abbett & Co. LLC	2.73%
9. State Street Global Advisors	2.39%
10. OppenheimerFunds, Inc.	2.29%
11. Northern Trust Investments	2.12%
12. Palisade Capital Management LLC	2.06%
13. Wellington Management Co. LLP	1.98%
14. Lombardia Capital Partners LLC	1.97%
15. National Rural Electric Cooperative Association	1.62%
16. WOODHOUSE MICHAEL A	1.37%
17. Force Capital	1.36%
18. Ceredex Value Advisors	1.32%
19. Dimensional Fund Advisors, Inc.	1.06%
20. BlackRock Advisors LLC	1.02%

INDEXED STOCK PRICE

CBRL S&P 500 Peer Avg. (JACK,BOBE,DIN)
180
170
160
150
140
130
120
110
100
90
Jan 2010
Apr 2010
Jul 2010
Oct 2010
Jan 2011
Apr 2011
Jul 2011
Oct 2011
Last 2 Years

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 3 Glass, Lewis & Co., LLC

Competitors / Peer Comparison[1]

	Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.	Bob Evans Farms, Inc.	DineEquity, Inc.
Ticker	CBRL	JACK	BOBE	DIN
Closing Price (11/29/11)	$ 45.81	$ 19.85	$ 31.99	$ 44.70
Shares Outstanding (mm)	22.9	44.2	0.0	18.0
Market Capitalization (mm)	$ 1,049.8	$ 878.3	$ 974.8	$ 806.1
Enterprise Value (mm)	$ 1,550.3	$ 1,283.6	$ 1,066.4	$ 2,638.9
Revenue (LTM) (mm)	$ 2,434.2	$ 2,193.3	$ 1,659.8	$ 1,112.5
Growth Rate [2]				
Revenue Growth Rate (5 Yrs)	1.5%	-2.0%	1.2%	44.1%
EPS Growth Rate (5 Yrs)	10.4%	-2.1%	4.8%	0.0%
Profitability (LTM)				
Return on Equity (ROE)	33.0%	17.4%	0.0%	-2.0%
Return on Assets (ROA)	6.5%	5.7%	0.0%	-0.2%
Dividend Rate	2.2%	0.0%	3.1%	0.0%
Stock Performance				
1 Year Stock Performance	-15.3%	-2.6%	0.9%	-16.9%
3 Year Stock Performance	137.0%	13.4%	90.8%	251.1%
5 Year Stock Performance	7.5%	-35.7%	-6.6%	-15.8%
Annualized 1 Year Total Return (past 3 yrs)	36.3%	4.3%	27.9%	51.9%
Valuation Multiples (LTM)				
P/E Ratio	12.4x	12.1x	0.0x	0.0x
TEV/Revenue	0.6x	0.6x	0.6x	2.4x
TEV/EBIT	9.4x	13.6x	9.9x	12.0x
Margins Analysis (LTM)				
Gross Profit Margin	68.0%	14.5%	64.6%	34.1%
Operating Income Margin	6.8%	4.3%	6.4%	19.8%
Net Income Margin	3.5%	3.7%	3.9%	-0.4%
Liquidity/Risk				
Current Ratio	0.9x	0.9x	0.7x	1.2x
Debt-Equity Ratio	1.88x	1.15x	0.22x	14.93x
Auditor Data[3]				
Year	2011	2010	2011	2010
Auditor	Deloitte & Touche	KPMG	Ernst & Young	Ernst & Young
Auditor Fees	$ 710,538	$ 990,000	$ 485,000	$ 1,687,100
Audit Related Fees	-	$ 32,500	$ 14,500	$ 57,800
Tax + All Other Fees	$ 2,200	-	-	$ 222,900
Executive Compensation[4]				
Year of Data	2011	2010	2011	2010
Chief Executive Officer	$6,130,148	$3,660,142	$3,405,206	$4,870,039
Other Named Executives	$7,587,397	$4,912,215	$3,838,075	$7,112,242

Source: FactSet Research Systems, Reuters, Thomson Financial, and Glass, Lewis & Co. LLC
1.) Peers shown on this page do not necessarily represent peers used in our pay-for-performance analysis. 2.) Growth rates are calculated based on linear least square fitting method. 3.) Auditor data as disclosed by the Company and its peers in their most recent proxy filings. 4.) Compensation as calculated by Glass Lewis based on information disclosed by the Company and its peers in their proxy filings.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 4 Glass, Lewis & Co., LLC

Pay-For-Performance

Cracker Barrel Old Country Store's executive compensation received a **C** grade in our proprietary pay-for-performance model, which uses 36 measurement points. The Company paid: more compensation to its top officers (as disclosed by the Company) than the median compensation for 30 similarly sized companies with a median enterprise value of $2 billion; about the same as a sector group of 27 large consumer discretionary companies with a median enterprise value of $2.1 billion; and about the same as a sub-industry group of 10 restaurants companies. The CEO was paid above the median CEO in these peer groups. Overall, the Company paid moderately more than its peers and performed moderately better than its peers.

FY 2011 Compensation Committee Grade

A	B	C	D	F
		▲		

Historical Compensation Score

Fiscal Year	2009	2010	2011
Grade	C	C	C

Company Compared with Median

CBRL
Firm Value
Sector-Size
Sub-Industry
In Millions of $
Total Compensation
Grant Date Fair Value of Equity Awards
Bonus and Non-Equity Incentives

CEO Compared with Median

CBRL
Firm Value
Sector-Size
Sub-Industry
In Millions of $
Total Compensation
Grant Date Fair Value of Equity Awards
Bonus and Non-Equity Incentives

Shareholder Wealth and Business Performance

CBRL
Firm Value
Sector-Size
Sub-Industry
Total Return
Stock Price
Change in Book Value per Share
EPS Growth
Change in Operating CF
ROA
ROE

Note: Compensation analysis for period ending 07/2011. Performance measures based on weighted average of annualized 1, 2, and 3 year data.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 5 Glass, Lewis & Co., LLC

Voting Results from Last Annual Meeting (December 1, 2010)
Source: 8K dated December 7, 2010

ELECTION OF DIRECTORS

No.	Proposal	Votes Withheld	GLC Rec
1	Elect Robert Dale	2.02%	For
2	Elect Richard Dobkin	1.20%	For
3	Elect Robert Hilton	1.45%	For
4	Elect Charles Jones, Jr.	25.06%	Withhold
5	Elect B.F. Lowery	21.99%	Withhold
6	Elect Martha Mitchell	1.43%	For
7	Elect Andrea Weiss	1.26%	For
8	Elect Jimmie White	1.37%	For
9	Elect Michael Woodhouse	2.23%	For

OTHER ITEMS

		Votes				
No.	Proposal	For	Against	Abstain	Broker Non-Votes	GLC Rec
2	Ratification of Auditor	20,267,278	203,821	59,231	N/A	For
3	2010 Omnibus Stock and Incentive Plan	13,926,555	2,643,454	88,274	3,872,048	For

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 6 Glass, Lewis & Co., LLC

Proposal 1.00: Election of Directors

SPLIT

BOARD OF DIRECTORS

Name	Up	Age	GLC Classification	Company Classification	Committees: Audit	Comp	Gov	Nom	Term Start	Term End	Years on Board	Attended at least 75% of Meetings
James W. Bradford	✔	64	Independent	Independent					2011	2011	0	Yes
Sandra B. Cochran *	✔	53	Insider [1]	Not Independent					2011	2011	0	Yes
Robert V. Dale	✔	75	Independent [2]	Independent	✔	✔	C	C	1986	2011	25	Yes
Richard J. Dobkin	✔	66	Independent	Independent	C	✔			2005	2011	6	Yes
Charles E. Jones, Jr.	✔	66	Independent [3]	Independent		C	✔	✔	1981	2011	30	Yes
B.F. Lowery	✔	74	Affiliated [4]	Independent			✔	✔	1971	2011	40	Yes
William W. McCarten	✔	62	Independent	Independent					2011	2011	0	Yes
Martha M. Mitchell	✔	71	Independent	Independent			✔	✔	1993	2011	18	Yes
Coleman H. Peterson	✔	63	Independent	Independent					2011	2011	0	Yes
Andrea M. Weiss	✔	56	Independent	Independent		✔			2003	2011	8	Yes
Michael A. Woodhouse *	✔	66	Insider [5]	Not Independent					1999	2011	12	Yes
% Independent			73%		100%	100%	75%	75%				

C = Chair, * = Public Company Executive

1. President and CEO.
2. Lead independent director.
3. Principal of Coporate Communications, Inc., which provides investor and public relations services to the Company for a fixed annual retainer of $10,000.
4. Father of owners of an entity to which the Company paid a total of $187,800 in lease payments in fiscal 2011.
5. Executive chairman.

Additional Public Company Directorships
James W. Bradford: (3) CLARCOR Inc.; Genesco Inc.; Granite Construction Incorporated
Robert V. Dale: (1) Genesco Inc.
William W. McCarten: (2) DiamondRock Hospitality Company; Marriott Vacations Worldwide Corporation
Coleman H. Peterson: (2) Build-A-Bear Workshop, Inc.; J.B. Hunt Transport Services, Inc.
Andrea M. Weiss: (1) Chico's FAS, Inc.

Summary

The annual meeting of Cracker Barrel Old Country Store Inc. ("Cracker Barrel" or the "Company") involves a contested election of directors. The board has nominated 11 candidates (Messrs. Bradford, Dale, Dobkin, Jones, Lowery, McCarten, Peterson, Woodhouse and Mmes. Cochran, Mitchell and Weiss). If elected, each nominee would serve a one-year term that expires at the Company's 2012 annual meeting of shareholders. The board is nominating its candidates on the WHITE proxy card.

Biglari Holdings ("Biglari" or the "Dissident") has nominated its own candidate (Mr. Biglari) in opposition to one of the Company's nominees (Mr. Jones). If elected, the Dissident's nominee would serve a one-year term that expires at the Company's 2012 annual meeting of shareholders. The Dissident is nominating its candidate in opposition to the board's nominees on the GOLD proxy card. The Dissident owns just under 10.0% of the Company's outstanding common stock.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 7 Glass, Lewis & Co., LLC

Mr. Biglari is chairman and CEO of Biglari Holdings and chairman and CEO of Steak n Shake. Mr. Biglari also runs The Lion Fund L.P., a private investment fund. Mr. Biglari seeks to replace Mr. Jones, chairman of the compensation committee.

In general, we are reticent to recommend in favor of dissident nominees unless (i) there are serious problems at the company and the dissident has a plan and the ability to solve those problems, or (ii) the current board has undertaken actions to the detriment of shareholders (or failed to implement actions to the benefit of shareholders).

To summarize our analysis, in this case we believe shareholder support for the Dissident is warranted in light of the following concerns at the Company: (i) underperforming total shareholder returns during short and medium terms; (ii) significant and sustained discounted market valuations over long periods; (iii) stagnant or declining operational performance for long periods at both the unit level and company level; (iv) board entrenchment, evidenced by long tenures and delayed reactions to shareholder concerns; (v) poor executive pay policies; (vi) questionable leadership structure until recently; and (vii) somewhat reactionary positive changes for which we give partial credit to the Dissident.

We acknowledge that the Dissident comes with some concerns of its own, however we provide alternative views which we believe mitigate the Company's concerns that the Dissident (i) may be conflicted to serve on the board, (ii) seeks to execute an eventual takeover, (iii) tends to push other directors out, (iv) has poor governance policies of its own and (v) doesn't have constructive ideas or experience for the board.

Instead, we believe the Dissident would be a good addition to the board based on the following: (i) properly aligned motivations as a result of a large ownership stake; (ii) relevant industry experience, (iii) successful track record of engineering an operational turnaround and generating shareholder value, (iv) new and external views to contribute to board discussions; and (v) credit for some positive changes recently implemented at the Company.

We applaud the Company for its recent positive changes, including (i) separating the CEO/chairman roles, (ii) adding three new independent directors, (iii) appointing a new CEO with a detailed strategic plan and increasing financial transparency. Yet problems remain, such as lackluster and still negative customer traffic and sales as well as long-tenured board members who have received significant shareholder opposition at previous meetings.

While we expect the board's recent actions to result in positive changes for shareholders, we believe the changes are, in part, reactions to the Dissident's prodding and ultimately, simply too little too late. Therefore, we believe the Company would experience incremental improvements beyond its recent actions if the Dissident was elected to the board. We note that the Dissident would serve as one of 11 directors for a one-year term that would expire at the Company's next annual meeting.

<u>Background</u>

In June 2011, Sardar Biglari, chairman and CEO of Biglari, informed Michael Woodhouse, chairman and then CEO of Cracker Barrel, that Biglari had acquired a significant interest in Cracker Barrel and intended to be a long-term shareholder. Biglari owns restaurant chains Steak n Shake and Western Sizzlin. According to the Dissident, Biglari and Mr. Woodhouse initially agreed in June 2011 that Steak n Shake and Cracker Barrel were not direct competitors.

Biglari and Cracker Barrel discussed the Company's succession planning and board composition. Biglari expressed its view that it was important to have board members with significant stock ownership to represent the interests of all shareholders. Mr. Biglari indicated that he and Dr. Philip Cooley, Biglari's

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 8 Glass, Lewis & Co., LLC

vice chairman, desired to serve on the Cracker Barrel board.

In July 2011, Mr. Woodhouse informed Biglari that Cracker Barrel was concerned about possible antitrust issues under the Clayton Act which were raised by Cracker Barrel's outside counsel. The issues pertained to Mr. Biglari potentially serving as a Cracker Barrel director while also serving as the chairman and CEO of Steak n Shake.

The Company asked Mr. Biglari to provide names of potential directors unaffiliated with Biglari, but Mr. Biglari did not accept the idea of using unaffiliated directors because he was motivated by his company's $100 million investment and believed he had relevant knowledge and experience for the board.

Mr. Biglari presented to the Cracker Barrel nominating committee Biglari's intentions, performance concerns and desire to produce ideas to improve Cracker Barrel's performance. He again expressed his and Dr. Cooley's desire to join the board.

The Cracker Barrel board unanimously determined that it was not in the best interests to invite Mr. Biglari and Dr. Cooley to join the board. The board's decision was based on business and legal concerns relating to the Dissident's nominees' service as directors of a competing restaurant, the background and qualifications of the nominees and uncertainty over Mr. Biglari's agenda.

In August 2011, Mr. Woodhouse informed Mr. Biglari that the Cracker Barrel board had rejected his and Dr. Cooley's candidacies. In an effort to avoid a proxy contest, Cracker Barrel said that the board would consider potential recommendations by Biglari of two mutually acceptable independent directors.

The board announced the appointment of the Company's then COO to CEO, Mr. Woodhouse's continuation as chairman, an increase in the size of the board from 10 to 11 members, the election of a new director and that two current directors would not stand for re-election at the 2011 annual meeting. The Company later increased the size of the board from 11 to 12 members and elected a second new director.

At a meeting between Biglari and Cracker Barrel, Biglari inquired about management's rationale for not disclosing more information about the Company's retail segment. Mr. Woodhouse offered Mr. Biglari inside information on the retail segment, but Mr. Biglari declined because he believed the Company should provide such information to all shareholders. Mr. Biglari wrote a public letter to the Company stating his opinion that Cracker Barrel needed to manage separately its two operating segments (restaurant and retail) and demanded that the Company provide detailed financial information on each segment to all shareholders.

Mr. Biglari met with Cracker Barrel's new CEO and discussed Biglari's concerns. Mr. Biglari reiterated his views and desire to work constructively with the board to help turn around Cracker Barrel's business. Mr. Biglari further indicated that he rejected the board's settlement of two independent board seats and that Biglari intended to launch a proxy contest. Biglari also notified the Company that it intended to increase its investment in the Company but that Biglari was not seeking to acquire control of Cracker Barrel.

In September 2011, Biglari nominated only Mr. Biglari to serve on the Cracker Barrel board.

The Company announced another increase in board size from 12 to 13 members and appointed Sandra Cochran, Cracker Barrel's new CEO, as a director. The Company is seeking to fill 11 board seats at the annual meeting, following the resignation of two directors.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 9 Glass, Lewis & Co., LLC

Cracker Barrel adopted a shareholder rights plan, or "poison pill," that prevents any shareholder from purchasing 10% or more of the Company in response to what it called a "threat" that Biglari could acquire a potentially controlling position in Cracker Barrel without paying a control premium. Biglari defended its intention to not seek control of Cracker Barrel and that its stock purchases were for investment purposes only.

Dissident Concern

According to the Dissident, Biglari's concern over Cracker Barrel's leadership stems from its poor strategy, poor operating performance, poor financial disclosure, and lack of ownership, which if left uncorrected, in the Dissident's view, will lead to poor shareholder returns. Specifically, the Dissident's concerns include, but are not limited to, the following:

- Deteriorating underlying store-level operating performance since Mr. Woodhouse became chairman and CEO in 2004.
- Declining unit-level customer traffic for the past seven consecutive years and 25 out of 28 quarters.
- Faulty capital allocation, as evidenced by spending over $600 million in capital over the past seven years only to yield a decline in operating profit of $1.6 million over the same period.
- Flawed strategy of opening new restaurants when current ones are losing traffic and not addressing the deteriorating performance at existing stores.
- Lack of financial transparency from Cracker Barrel's failure to provide shareholders detailed data on both the restaurant and retail segments of the business.
- Cracker Barrel's stock performance underperformed the S&P 1500 Restaurant Index, on a total shareholder return basis, over the past one year (-20% vs. 22%), three years (64% vs. 70%), five years (10% vs. 82%), seven years (27% vs. 150%) and 10 years (111% vs. 260%), respectively, according to the Dissident's data via S&P, as of Sept. 30, 2011.

In addition to these concerns, the Dissident notes the following in justifying its board candidacy:

Mr. Woodhouse produced the same level of profit with 603 stores that the founder did with 357 stores. If Mr. Woodhouse could have simply returned the Company to the productive level achieved in fiscal 1998, there would be an additional $110 million in operating profit, and the Dissident estimates $1 billion added in market value, or the doubling of the current stock price.

The transition model of appointing the outgoing CEO as executive chairman to apprentice or season the incoming CEO makes sense only if the performance of the outgoing CEO has been praiseworthy. However, Mr. Woodhouse has failed operationally yet the board appointed him chairman. He remains in charge of important aspects of the business, including menu strategy and brand reputation.

The current directors have been granted stock and stock options instead of paying for stock; thus, they resemble employees, not owners. Mr. Biglari has invested about $100 million in Cracker Barrel stock whereas the entire board since 2003 has spent a total of $251,600 in purchasing stock in the open market.

The Company's bonus target for executive compensation of $90 million in operating income is "absurd" because Cracker Barrel has not had operating income below $90 million in any year since 1994. Paying executives bonuses even if the current operating income declines by 45% not only is inappropriate but also sends the wrong message throughout the organization, particularly when the Company claims to have a strong pay-for-performance philosophy.

Current leadership seems to promote a culture that views Generally Accepted Accounting Principles (GAAP) as a hurdle in delivering the minimum financial disclosure rather than viewing GAAP as a

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 10 Glass, Lewis & Co., LLC

starting point in delivering information that owners need to fully evaluate the Company's performance.

No objective person would confuse a burger- and shake-centric Steak n Shake with a country-themed, home-style cooking Cracker Barrel. (In their first meeting, Mr. Biglari and Mr. Woodhouse agreed that the two restaurants were not direct competitors.)

An officer of Cracker Barrel, vice president Walter Tyree, also sits on the board of CEC International, the operator of Chuck E. Cheese's restaurants. Why would the board think it is inappropriate for a director to be an officer of another restaurant company yet finds it appropriate to have a Cracker Barrel officer sit on the board of another restaurant company?

According to the Dissident, at roughly 50% of all publicly traded restaurant companies, a board member is also a director or officer of another restaurant firm. In some cases, the same individual sits on three or more boards of restaurant companies.

According to Mr. Biglari, he has done well for shareholders of Biglari Holdings, for partners at The Lion Fund L.P., and for the shareholders of companies he has influenced. Mr. Biglari states, "I have experience in analyzing, investing, owning, and running companies successfully. My claim is not to impress you but rather to impress upon you the fact that I have created significant investor wealth."

Summing up the Dissident's concerns, it believes that the Company lacks an ethos that places shareholder interests first and espouses a culture of ownership, stewardship, accountability, and high performance.

Dissident Plan

The Dissident is seeking one seat on the Company's board to ensure shareholder interests are properly represented in the boardroom. As the largest shareholder of the Company, Biglari aims to stand up for all shareholders by seeking to maximize the long-term value of Cracker Barrel's shares. If elected, the Dissident nominee will represent a minority of the board, specifically 9% (one of 11 members).

The Dissident intends to increase the value of the Company by:

- Improving store-level performance;
- Bolstering the generation of free cash flow;
- Enhancing product innovation, menu, marketing, and supply chain management;
- Optimizing the real estate strategy;
- Initiating share repurchases;
- Adhering to pay-for-performance compensation;
- Enhancing financial transparency (e.g., separating financial reporting of the two operating segments); and
- Creating a more effective governance board.

More specifically, the Dissident would seek to stop the expansion of new stores. It also intends to maximize brand value through methods that do not consume significant cash, such as international franchising and licensing. The Dissident doesn't believe the Company should restrict Cracker Barrel's retail business to company-operated stores, but rather distribute selected products through other retailers, such as supermarkets.

The Dissident states that it is committed to owning Cracker Barrel stock for the long haul, and its allegiance is to the long-term shareholders of the Company. The Dissident states that, "This proxy contest is about gaining one board seat out of 11 to share ideas in order to advance the value for all

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 11 Glass, Lewis & Co., LLC

shareholders; it is not about control." Still, Mr. Biglari admits he would seek additional board seats if the members stonewall ideas or take actions that are counter to shareholder interests. While his plan is to work cooperatively with the other directors, he says he won't forget that he works for all shareholders.

Board Response

The Cracker Barrel board questions Biglari's motives, business conflicts and objectives. In particular, the board offers the following responses to the candidacy of the Dissident:

- Mr. Biglari has a track record of using a "creeping takeover" to seize control of Steak n Shake without paying a change-of-control premium.
- Mr. Biglari has a history of high turnover on boards after he joins.
- Mr. Biglari has business and legal conflicts of interest, since he controls a competing restaurant chain.
- Mr. Biglari raises ideas for Cracker Barrel that are not appropriate at this time.
- In the Company's view, Mr. Biglari has a history of poor corporate governance at his own company, Biglari Holdings, including excessive compensation for himself.
- Cracker Barrel's 5- and 10-year total shareholder returns exceed its peer group and the S&P 500 Index. The Company has also yielded a more attractive return on invested capital than peers, including Biglari Holdings.

Adding more detail to the board's position, the Company notes the following in justifying its opposition to the Dissident:

The Company held numerous discussions with Mr. Biglari and offered him the opportunity to appoint two new independent directors unaffiliated with any restaurant to the Cracker Barrel board, which he refused.

Appointing the CEO of a competing restaurant chain, Steak n Shake, to the Cracker Barrel board would create serious and inappropriate business conflicts of interest. The board has never in Cracker Barrel's 42-year history included a director who was a director or officer of another restaurant company. Including a director of a competitor on the Cracker Barrel board would violate its governance guidelines and federal antitrust laws.

In justifying its belief that Cracker Barrel and Steak n Shake compete, the board notes that both offer full-service family dining for breakfast, lunch and dinner, they overlap geographically, both feature an Americana brand, both have average checks in the mid- to high-single digits and neither serves alcohol. The board believes what Biglari learns from Cracker Barrel's board could be applied at Steak n Shake.

Although Mr. Biglari stated to senior management and members of the board on several occasions that he had a significant agenda in seeking to join the Board, he consistently refused to articulate that agenda. In this context, the Board is concerned that Mr. Biglari may place the interests of Biglari Holdings above the interests of Cracker Barrel shareholders.

The board believes Mr. Biglari has a short-term business horizon. The board notes that he slashed operational investment at Steak n Shake and believes he is focused on short-term results at the expense of growth and reinvestment.

The Board views Mr. Biglari's actions as chairman and CEO of Biglari Holdings as shareholder-unfriendly and inconsistent with the highest standards of corporate governance, including: (i) engineering a reverse stock split in a manner that precluded many individual investors from owning the stock; (ii) attempting to create a two-class stock ownership system that would permit Mr. Biglari and

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 12 Glass, Lewis & Co., LLC

others owning a relatively small economic stake to control the company's vote; and (iii) attempting to institute an excessive and uncapped compensation scheme for Mr. Biglari that was only modified after substantial investor objections.

Specific to Mr. Biglari's track record, the Company notes that Mr. Biglari built his company with the creeping takeover of Steak n Shake without paying a premium to Steak n Shake shareholders. He originally claimed he had acquired a minority stake "for investment purposes." Then he won a proxy fight, took control as incumbent directors exited, became chairman and CEO, merged the company with Western Sizzlin' (which he had previously taken over) and with his own hedge fund and re-named the company Biglari Holdings.

On stock price performance, the Company believes Mr. Biglari misled shareholders in one of his comparisons by using the S&P 500 Restaurant Index, which consists of only five large-cap restaurant companies (including McDonald's, Starbucks and YUM! Brands), all very different companies than Cracker Barrel. When compared to the S&P 600 Restaurant Index, which includes 16 smaller cap restaurant companies, including both Cracker Barrel and Biglari Holdings, the Company's total shareholder returns significantly outperform peers over three, five, seven and ten year periods.

Defending other allegations from the Dissident, including that the Company isn't getting a good return on its investment in new stores, the board notes that between fiscal 2004 and 2009, the Company spent $382 million building 116 stores which for the fiscal year ending July 29, 2011, generated EBITDA of $61.8 million. This represents a 16.2% return on our investment, which the Company believes is a good use of capital.

Board Plan

The board intends to continue a significant management and board transition already underway at Cracker Barrel, including a new CEO, new CFO, three new independent directors and the stepping down of two long-time directors. In response to Biglari's accusations of entrenchment, the Company defends itself as one of new ideas, new officers, new directors and new leadership.

The board, with four total new members, believes it has set a course for the Company that builds on Cracker Barrel's strengths and strives to drive performance and keep it well positioned over the long term. The board says the Company's new leadership and new financial and operational initiatives are integral components of its strategic plan.

According to the Company, it is already making excellent progress. As evidence, it points to sequential improvement in traffic and sales during the quarter ended Oct. 28, 2011, and the month of November, and improved earnings per share guidance compared to the Company's previous expectations.

The Company believes this demonstrates the early success of six strategic priorities that the Company outlined at the beginning of this fiscal year, which include: a new marketing and advertising campaign, a refined menu with new pricing, an enhanced restaurant operating platform, a refined retail assortment, focused cost reduction and a balanced approach to capital allocation, which includes a recent 14% increase in the Company's cash dividend and a new $65 million share repurchase authorization.

Glass Lewis' Analysis

In general, we believe that incumbent management, with access to more and better information regarding the company, should be given the benefit of the doubt regarding strategic business decisions. As a rule, we are reticent to recommend the removal of incumbent directors, or in favor of dissident nominees, unless one of the following has occurred: (i) there are serious problems at the company and

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 13 Glass, Lewis & Co., LLC

Stock-Price Performance

Beginning with stock-price performance, Cracker Barrel has underperformed its closest peers over recent periods though it has outperformed those peers over longer periods. As of Nov. 25, 2011, seven years after Mr. Woodhouse became chairman and CEO, Cracker Barrel's total shareholder return over the last 1-year and 3-year periods lagged our self-created peer index by 6.5% and 25.0%, respectively. However, over longer 5-year and 7-year periods Cracker Barrel's total shareholder return exceeded the peer index by 16.8% and 18.7%, respectively (source: Capital IQ).

According to the board, it prefers to use the S&P 600 Restaurant Index as a performance benchmark. The Dissident believes the S&P 1500 Restaurant Index is more appropriate. Not surprisingly, Cracker Barrel has generally outperformed the S&P 600 Restaurant Index while it has generally underperformed the S&P 1500 Restaurant Index. We found it more appropriate to create our own index, which excludes fast-food chains, fast-casual restaurants, pizza-delivery restaurants and coffee shops and bakeries, which are included in the S&P indexes. The 12 peers we used are listed below the following exhibit.

Total Shareholder Returns:

Total Shareholder Returns
140.0%
120.0%
100.0%
80.0%
60.0%
40.0%
20.0%
0.0%
-20.0%
-40.0%
-60.0%
-80.0%
Jan-2005
Jan-2006
Jan-2007
Jan-2008
Jan-2009
Jan-2010
Jan-2011

Source: Capital IQ. Data through Nov. 25, 2011. Note: Peers include Biglari Holdings, BJ's Restaurants, Bob Evans Farms, Brinker, CEC Entertainment, Cheesecake Factory, Darden, DineEquity, PF Chang's, Red Robin, Ruby Tuesday and Texas Roadhouse

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 14 Glass, Lewis & Co., LLC

As the 7-year chart above shows, Cracker Barrel's total shareholder return has generally been in line with peers and indexes, exhibiting some periods of underperformance and some periods of outperformance. Compared to the broader S&P 1500 Restaurant Index, Cracker Barrel's shareholder return has clearly underperformed over most periods.

It's also worth noting that during the two weeks following our 7-year window Cracker Barrel's stock price was up 11.0% compared to 3.5% for the peer index. The Company's stock price rose following its most recent quarterly earnings report and monthly sales report, both of which exceeded expectations. We discuss the Company's recent improvement below.

Turning to valuation, we note that trading multiples imply that Cracker Barrel is significantly undervalued compared to peers, and perhaps more pointedly, that the Company's discount has persisted over time. As of Nov. 25, 2011, Cracker Barrel traded at discounts to peers based on LTM sales (0.6x vs. 1.0x), LTM EBITDA (6.7 vs. 7.0x) and LTM earnings (12.1x vs. 17.2x). The disparity was the same using forward multiples based on consensus estimates. The valuation gap continued even after the Company's stock rose during the last two weeks (source: Capital IQ).

During the 1-year, 3-year, 5-year and 7-year periods, Cracker Barrel's average P/E ratio consistently represented a discount of at least 30% to our peer index. Using EV/EBITDA multiples, Cracker Barrel was on average valued at an 8% discount to the peer index over the 1-year period and a 10% discount over the 7-year period. Looking at either multiple, Cracker Barrel traded at even steeper discounts compared to both S&P Restaurant Indexes over virtually every time period (source: Capital IQ). Based on valuation metrics that are consistently below peers and indexes, we believe the market applies a significant discount to Cracker Barrel's stock. Shareholder returns and valuations are summarized below.

Stock-Price Performance Summary:

	1-Year	3-Year	5-Year	7-Year
Total Shareholder Return				
Cracker Barrel	-17.2%	156.3%	13.5%	29.0%
Peer Index	-10.7%	181.3%	-3.3%	10.3%
Relative to Peer Index	*-6.5%*	*-25.0%*	*16.8%*	*18.7%*
S&P 600 Restaurant Index	-10.8%	100.5%	-11.3%	2.2%
S&P 1500 Restaurant Index	13.7%	100.3%	61.8%	112.3%
Average P/E				
Cracker Barrel	12.3	12.0	12.3	13.5
Peer Index	18.0	20.3	18.6	19.4
Relative to Peer Index	*-31%*	*-41%*	*-34%*	*-30%*
S&P 600 Restaurant Index	23.3	29.7	25.9	24.9
S&P 1500 Restaurant Index	20.1	19.5	20.9	21.3
Average EV/EBITDA				
Cracker Barrel	7.1	7.2	7.0	7.2
Peer Index	7.7	7.2	7.5	8.0
Relative to Peer Index	*-8%*	*1%*	*-6%*	*-10%*
S&P 600 Restaurant Index	7.9	7.1	7.7	8.2
S&P 1500 Restaurant Index	10.5	9.5	9.8	10.0

Source: Capital IQ, company filings. Data through Nov. 25, 2011 Note: P/E and EV/EBITDA multiples are based on LTM results. Peers include Biglari Holdings, BJ's Restaurants, Bob Evans Farms, Brinker, CEC Entertainment, Cheesecake Factory, Darden, DineEquity, PF Chang's, Red Robin, Ruby Tuesday and Texas Roadhouse.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 15 Glass, Lewis & Co., LLC

Operating Performance

Turning to Cracker Barrel's operating performance, we see that the Company's historical under-valuation is perhaps justified by its stagnant financial performance. Over the last seven years, Cracker Barrel grew sales by a paltry 0.1% per year, based on LTM sales as of the most recent Oct. 28, 2011, fiscal quarter. On the other hand, the 12 peers we used for comparisons grew sales by an average of 8.9% per year over that timeframe. Cracker Barrel's LTM EBITDA over that period declined 1.5% per year while peers grew EBITDA at 7.0% per year on average. The Company did, however, grow earnings per share by 7.8% per year in this period, which approximated peers' annual growth rate of 7.0%.

More recently, focusing on the past one year and three years, Cracker Barrel struggled with slow sales growth of less than 1.0% per year and also didn't grow EBITDA or EPS to the extent that peers did. The Company's EBITDA growth was roughly in line with peers during the 3-year period but LTM EBITDA declined 2.6% over the 1-year period while peers' grew 3.7% on average. The Company's EPS growth was half that of peers over the 3-year period. In the last 12 months, the Company's EPS actually declined by 5.7% while peers generated an increase of 36.4% on average during that time (source: Capital IQ).

Concerns regarding the Company's operational performance come into clearer view when looking at unit-level performance. Crucially, Cracker Barrel's unit-level customer traffic has declined for the past seven consecutive years and now 26 out of 29 quarters. This was most likely the primary reason for the Company's stagnant sales and poor unit-level performance. Customer traffic declined an average of at least 2.3% in each of the multi-year periods we analyzed.

The Company's new CEO agrees with the Dissident that improving traffic is crucial to long-term financial success. However, the new CEO says she is more focused than the Dissident on finding the balance between traffic and price, not willing to undertake significant discounting to drive traffic. Under the Company's latest strategy, Cracker Barrel has seen sequential improvements in traffic and sales, however both continued to decline from prior-year levels during the most recent quarter. The Company did report that comparable sales for one month (November) were up 1.2%.

The board does deserve credit for earning a higher return on invested capital ("ROIC") than peers. It averaged a low double-digit annual ROIC for each multi-year period, compared to a high single-digit average annual ROCI for peers. We also note that Capital IQ's ROIC figures for all companies are markedly lower than the Company's. The exhibit below summarizes relative operating performance.

Operating Performance Summary:

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 16 Glass, Lewis & Co., LLC

1-Year	3-Year	5-Year	7-Year
Annual LTM Sales Growth				
Cracker Barrel	0.5%	0.8%	1.7%	0.1%
Peer Index	2.6%	1.3%	7.3%	8.9%
Annual LTM EBITDA Growth				
Cracker Barrel	-2.6%	3.6%	0.4%	-1.5%
Peer Index	3.7%	5.9%	5.3%	7.0%
Annual LTM EPS Growth				
Cracker Barrel	-5.7%	9.0%	11.5%	7.8%
Peer Index	36.4%	17.3%	4.4%	7.0%
Average Traffic Growth				
Cracker Barrel	-3.0%	-2.4%	-2.5%	-2.3%
Peer Index	NA	NA	NA	NA
Average Annual ROIC				
Cracker Barrel	11.9%	11.7%	11.0%	10.7%
Peer Index	9.4%	8.5%	8.8%	9.4%

Source: Capital IQ, company filings. As of Dec 2, 2011. Note: Sales, EBITDA and EPS growth rates are compound annual growth rates based on the latest available LTM results and prior LTM periods. Peers include Biglari Holdings, BJ's Restaurants, Bob Evans Farms, Brinker, CEC Entertainment, Cheesecake Factory, Darden, DineEquity, PF Chang's, Red Robin, Ruby Tuesday and Texas Roadhouse.

Our analysis above shows a disconnect between Cracker Barrel's performance and that of its peers, which in part justifies the Company's persistent trading discounts to peers and the resulting periods of underperforming shareholder returns. Notably, the Company's LTM sales and EBITDA growth lagged peers over the 1-year, 3-year, 5-year and 7-year periods, with EPS growth also trailing peers over the last 1-year and 3-year periods. We also take into consideration concerns regarding unit-level traffic and performance.

While the Company's recent improvement represents a step in the right direction, it hardly moves the needle after seven years of poor performance. The latest results are encouraging, but in our view the marginal improvement doesn't excuse the past. Cracker Barrel's shareholder return may have outperformed over longer periods, but its underperformance over the mid- and short-term, combined with a long-sustained market discount and poor operating performance by most metrics over the 7-year period, leads us to conclude that a change in Cracker Barrel's leadership is warranted.

Executive Compensation

Over the last five years, we graded Cracker Barrel using our proprietary pay-for-performance model as "F", "D", "C", "C" and "C" for 2007-2011, respectively. These grades indicate that the Company has a history of paying more in executive compensation than peers during years when it performed worse than peers. To be fair, we note that the link between Cracker Barrel's compensation and performance has recently improved from below average to average. Our 2011 grade for the Company came in at the low end of the "C" range on our scale.

To single out a particular structural issue we and the Dissident find troubling, we point to the low hurdle in the Company's annual bonus plan, which if achieved qualifies executives to receive a bonus of up to twice the median bonus of peers. The sole trigger for this bonus is the Company achieving operating income of $90 million, but Cracker Barrel has not had operating income below $90 million since 1994. In our view, this bonus target isn't challenging or worth incentivizing.

Board Composition

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 17 Glass, Lewis & Co., LLC

We also note that for nearly seven years, Mr. Woodhouse served as both CEO and chairman. In general, we believe that separating the roles of CEO and chairman is almost always a positive change. We view an independent chairman as better able to oversee the executives of the Company and set a pro-shareholder agenda without the management conflicts that a CEO often faces. This, in turn, leads to a more proactive and effective board of directors.

To this end, we applaud the Company for its recent leadership change, in which Mr. Woodhouse relinquished his CEO role (he remains chairman). Even though the Company already had an independent lead director meant to mitigate some of the concern regarding the consolidation of power, we view the split as a positive development.

The Company appointed its new CEO, Ms. Cochran, to the board. We wonder how effective separating the CEO/chairman and appointing the former COO as new CEO, who also sits on the board, will be in achieving a more shareholder-friendly agenda than under the prior board structure. It seems the lead director will still need to play an important role.

We find some validity in the Dissident's concern that appointing the outgoing CEO as executive chairman to apprentice or season the incoming CEO makes sense only if the performance of the outgoing CEO has been praiseworthy. In Cracker Barrel's case, we believe there's at least some reason for shareholders to be skeptical if this is the most appropriate leadership structure, considering the less than stellar performance highlighted above and that Mr. Woodhouse remains in charge of some business aspects.

As is common in proxy fights, the Dissident has concerns regarding the lack of stock ownership on the board, as well as the nature of acquiring any Company stock. As the Dissident notes, current directors were granted stock and options instead of paying for it; thus, they resemble employees, not owners. Mr. Biglari, on the other hand, has invested about $100 million in Cracker Barrel stock, compared to the board's open market purchases since 2003 of $251,600. We believe Mr. Biglari's purchases and ownership would highly motivate and appropriately incentivize him to serve on the Cracker Barrel board, which, if successful in that role, would likely benefit all shareholders.

We commend the Company for appointing a new independent director in June 2011 and two more new independent directors in August 2011. The new appointments are a welcomed sight for the Company's governance structure, in our view, considering the average tenure of the current directors was 20 years. Still, considering the timing of the appointments, we can't help but view them, at least partially, as reactions to the Dissident's prodding and pursuit for leadership change at the Company.

The new appointments also follow the decisions by two long-time Cracker Barrel directors to not stand for re-election. Director Robert Hilton, who served on the board for 30 years, and director Jimmie White, who served on the board for 18 years, announced their decisions to resign in late July 2011. Still, they leave behind director B.F. Lowery, who's served on the board for 40 years, and director Charles Jones, who's sat on the board for 30 years. With such long tenures, it's hard to call these directors "independent," in our view. As it happens, these remaining longest-tenured directors each had more than 20% votes withheld at the Company's 2010 annual meeting.

Following the resignation of Messrs. Hilton and White from the board, there will only be two directors on the audit committee. We believe that a committee with responsibilities as crucial as those of the audit committee should have a minimum of three members to perform its function to the satisfaction of shareholders. Therefore, we believe the board should appoint an independent director to replace Messrs. Hilton and White on the audit committee as soon as practicable.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 18 Glass, Lewis & Co., LLC

Related-Party Transactions

Over the years, we've also voiced concerns about the Company's related-party transactions and disclosure surrounding such transactions. For instance, Mr. Lowery is the father of owners of an entity to which the Company paid a total of $187,800 in lease payments in fiscal 2011. We question the need for the Company to lease property from the family members of one of its directors.

We view such relationships as potentially creating conflicts for directors, as they may be forced to weigh their own interests in relation to shareholder interests when making board decisions. In addition, the Company's decision regarding where to turn for the best leasing opportunities may be compromised when doing business with one of the Company's directors, who in this case has sat on the board for 40 years. Mr. Lowery is also a member of the nominating and governance committee, which we believe should consist solely of independent directors.

Financial-Reporting Transparency

The Dissident complains about the Company's lack of financial transparency, particularly with respect to a lack of disclosure of detailed data pertaining to both the restaurant and retail segments of the business. Since Mr. Biglari's request, Cracker Barrel began for the first time in September 2011 to disclose gross margin data on the retail segment, something the Company previously resisted. Still, the Dissident believes Cracker Barrel can disclose more information to shareholders without compromising itself competitively.

Dissident Nominee

Obviously, the Company doesn't believe Mr. Biglari is the right fit for Cracker Barrel. Operationally, it doesn't believe Mr. Biglari's suggestions are appropriate at this time and the board fears that he would disrupt the Company's recent sequential improvement in sales and traffic.

Perhaps more seriously, the board expresses warning that Mr. Biglari previously gained board representation at Steak n Shake through a proxy fight and then took control of the company over time without paying a premium. The Cracker Barrel board also points to high turnover at other boards after he joins them. In short, the board views Mr. Biglari as a "confrontational and cagey" corporate raider seeking to execute a creeping takeover of Cracker Barrel.

We acknowledge that his track record may raise concerns about acquiring control without paying a premium to other shareholders. However, we aren't as quick to label Mr. Biglari sinister and therefore aren't as concerned as the board regarding his intentions. We believe he can help the board enhance value for all shareholders, which he also has a track record of doing.

Since Mr. Biglari joined the Steak n Shake board in March 2008, Biglari Holdings generated a total shareholder return of 115.1%, far outpacing our 12-peer index which returned 50.6% and the S&P 600 Restaurant Index which returned 35.7% over that same nearly 4-year time frame. Also, since landing on the Steak n Shake board, Biglari Holdings has grown sales, EBITDA and EPS more than peers on average.

The Cracker Barrel board also takes aim at Mr. Biglari's own compensation plan and other actions it views as examples of poor governance. The Company highlights his hedge-fund like compensation structure which provides him with 25% of the gain in book value over an annual hurdle rate of 6%, with a $10 million annual cap. While we admit this structure is unique in corporate America, we weren't too concerned about it in April 2011 at the time of Biglari Holdings' annual meeting.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 19 Glass, Lewis & Co., LLC

Following Biglari Holdings' restructuring, which included the acquisition of Mr. Biglari's hedge fund, we believed the board had a reasonable basis to adopt such a structure. At the time, we noted that the incentive arrangement contains two impressive features: a "high water mark" hurdle which assures a stretching target and a mandatory share purchase using at least 30% of bonus payments. The mandatory share purchase, including a three year holding period, effectively links Mr. Biglari's interests with those of long-term shareholders. Given the positives, as well as a solid "B" grade in our pay-for-performance model, we saw no reason for shareholder angst at that time.

We might take more issue with Biglari's attempt to create a dual-class stock structure, in which Class B shares would have only a fifth of the economic rights and a hundredth of the voting rights. Such a scheme could reduce the power of future Biglari shareholders. Acknowledging that Mr. Biglari has received shareholder pushback regarding the compensation and stock ownership structure, we admit that he probably has room to improve on the governance front in light of the ethos he claims to portray.

Potential Conflict of Interest

Finally, we tackle the issue of whether Cracker Barrel and Steak n Shake are competitors. The Cracker Barrel board believes they are and that electing Mr. Biglari to the board would create a conflict of interest and raise potential antitrust issues under the Clayton act, which intends to prohibit an individual from serving on the boards of two competitors.

On this issue, we also tend to agree with the Dissident, believing that a fast-food burger and shake restaurant isn't a chief competitor of a home-style cooking sit-down restaurant. We do admit, however, that Cracker Barrel makes a decent case in pointing to the similar theme, menu items, geographical overlap and check size. Ultimately, we believe it comes down to how large one defines Cracker Barrel's competitive universe. In the end, we wouldn't call the two companies direct competitors.

We accept the Company's statement that Mr. Biglari could apply to Steak n Shake what he learns while serving on the Cracker Barrel board, but we don't believe that would necessarily be to the detriment of Cracker Barrel. We imagine all directors apply some of what they learn to other directorships or positions they hold. We believe the overlapping of relevant knowledge naturally occurs at many companies.

According to the Dissident, roughly 50% of all publicly traded restaurant companies have a board member who is also a director or officer of another restaurant company. We looked at the 12 companies in our peer index and found that six had board members that served as directors or officers at other companies. In total, 10 directors served on eight other boards and/or as executives at four other companies.

Ultimately, despite the Company's concerns regarding Mr. Biglari, and a few of our own criticisms, we believe the Dissident nominee's track record of increasing shareholder value and improving operation performance would benefit the Cracker Barrel board. We discount many of the board's concerns, which are perhaps typical of an entrenched board during a proxy fight.

Taken as a whole, we believe electing the Dissident nominee to the Cracker Barrel board would likely lead to a positive outcome for shareholders. In fact, we view some of the Company's recent governance improvements, such as board renewal efforts and greater financial transparency, as reactions to the Dissident's prodding and current proxy fight. Therefore, we believe the Dissident has already shown he can help to initiate positive change at the Company. Consistent with the Dissident's 10% ownership as the largest shareholder, we believe Mr. Biglari deserves one seat out of 11 on the Cracker Barrel board.

Conclusion

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 20 Glass, Lewis & Co., LLC

Our analysis shows that the Company's shareholder return has underperformed peers during the short to medium terms, although it has outperformed over longer terms. Operationally, however, Cracker Barrel's performance has been poor compared to peers over short, medium and long periods using a variety of metrics. Our concerns include stagnant sales, below-average earnings growth and declining customer traffic. The results unfortunately justify Cracker Barrel's persistent discounted market valuation. Combined, the shareholder return performance, operational performance and discounted valuation are severe enough, in our view, to warrant a board-level change.

Tipping the scale further in favor of the Dissident are governance-related concerns. These include certain hallmarks of an entrenched board, such as average board tenure of 20 years (until recently), an unreasonably low bonus target in the executive compensation structure and a weak link between executive pay and performance.

To its credit, the board has made some positive changes. The Company is taking steps in the right direction operationally and performance-wise. The board split the CEO/chairman roles, appointed three new independent directors, accepted the resignations of two long-tenured directors, and named a new CEO and CFO. Still, the board renewal efforts appear to be in reaction to the Dissident's initiation of a proxy fight. All board changes became effective after the Dissident pursued a seat on the board.

Despite the Company's actions, problems remain. Customer traffic is still declining, though trending up from more negative to less negative, sales growth is marginal, long-tenured directors who received over 20% opposition from shareholders at previous meetings remain on the board, financial-reporting transparency isn't where it could be and some questions may linger regarding the Company's leadership structure. Cracker Barrel could likely stand for even more pro-shareholder initiatives. In short, we view the Company's recent actions as too little, too late. It's good to see the changes, but in our view it doesn't get the Company off the hook.

The Dissident brings ownership representation, relevant experience and constructive ideas to the board. Mr. Biglari has a track record of engineering an operational turnaround at Steak n Shake and enhancing shareholder value. The board representation sought by the Dissident aligns with its ownership. We're not as concerned as the Company about a potential conflict of interest, Clayton Act implications or ulterior motives. The Company is worried about a "creeping takeover," but that doesn't appear to be Mr. Biglari's primary intention, in our view. We put the onus on the board and Dissident to improve the Company's results by working with other directors elected by shareholders in a constructive manner.

In sum, we believe performance, operational and governance problems exist at Cracker Barrel, which when combined, are severe enough to warrant a change at the Company. Despite the Company's recent positive changes, which were at least somewhat reactionary to the Dissident's prodding, problems remain at the Company. While the Dissident may not be perfect, we believe Mr. Biglari still has much to contribute to the board that would potentially enhance value for all shareholders. Therefore, we believe shareholders should seek to continue Cracker Barrel's positive momentum by supporting the Dissident nominee.

As stated above, the Dissident slate is structured to replace current director Mr. Jones with the Dissident nominee Mr. Biglari, a replacement which we support.

Accordingly, we recommend that shareholders use Biglari's GOLD proxy card to vote:

WITHHOLD: Lowery

FOR: Biglari and all other Company nominees.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 21 Glass, Lewis & Co., LLC

Proposal 2.00: Adoption of Shareholder Rights Plan

AGAINST

This proposal seeks shareholder approval of a shareholder rights plan (the "Rights Plan") originally adopted by the board on Sept. 22, 2011. If this proposal is not approved by shareholders, the Rights Plan will automatically terminate following the Annual Meeting.

Background

On Sept. 22, 2011, the board adopted the Rights Plan and declared a dividend distribution of preferred share purchase rights to shareholders of record on Oct. 3, 2011. The Rights Plan has a triggering threshold of 10% of the outstanding common stock of the Company and was adopted by the board as an anti-takeover device, specifically in response to Biglari Holdings' clearance under the HSR Act to acquire up to 49.99% of the Company's outstanding common stock.

Each right entitles the holder to buy 1/100th of a share of series A junior participating preferred share, par value $0.01 per share at a purchase price of $200, subject to adjustment, once the Rights become exercisable. The Rights will expire no later than Sept. 22, 2014, but will expire immediately following the annual meeting if the Rights Plan is not approved by shareholders.

Board Rationale

The states that the Rights Plan will protect shareholders from coercive takeover strategies, including the acquisition of control of the Company by a bidder in a transaction that does not treat shareholders fairly or provide shareholders an equal opportunity to share in the premium paid on an acquisition of control.

Glass Lewis' Analysis

Glass Lewis believes that, in general, poison pills are not conducive to good corporate governance. Specifically, they can reduce management accountability by substantially limiting opportunities for corporate takeovers. Studies have shown that an increase in protection through anti-takeover statutes is associated with a decrease in management accountability (Marianne Bertrand and Sendhil Mullinathan, *Is there Discretion in Wage Setting? A Test Using Takeover Legislation*, Rand Journal of Economics (1999), page 535; Gerald T. Garvey and Gordon Hanka, *Capital Structure and Corporate Control: The Effect of Antitakeover Statutes on Firm Leverage*, Journal of Finance (1999), pages 519, 520). Other studies have found that companies with greater protection from takeovers are associated with poorer operating performance (Paul A. Gompers, Joy L. Ishii and Andrew Metrick, *Corporate Governance and Equity Prices*, NBER Working Paper No. 8449 (2001)).

While the board should be given wide latitude in directing the activities of the Company and charting the Company's course, we believe that shareholders should have a say in a matter as important as a poison pill. This issue is different from other matters that are typically left to the board's discretion because there is a greater likelihood of a divergence of views between managers and shareholders in this context (Bebchuk, 2002). Managers are often motivated to preserve their own jobs or to arrange for substantial payouts and, as a result, may not act in the best interests of shareholders when it comes to potential takeovers.

Finally, we note that shareholders have come to support the elimination of rights plans. By our estimates, of the 26 shareholder proposals submitted for a vote on this topic in 2005, 16 passed with an

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 22 Glass, Lewis & Co., LLC

average "For" vote of 59.4%. In 2004, we estimate that 39 of 52 shareholder proposals on this topic were passed by shareholders, with an average "For" vote of 61.2%.

We are encouraged that the board has put the proposed poison pill to shareholder vote. Nevertheless, we do not believe the proposed poison pill is in the best interests of shareholders at this time.

Accordingly, we recommend that shareholders vote **AGAINST** this proposal on the Dissident's GOLD proxy card.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 23 Glass, Lewis & Co., LLC

Proposal 3.00: Advisory Vote on Executive Compensation

AGAINST

Glass Lewis Ratings

Structure	Disclosure
Fair	Good

Pay for Performance Grades		
C	C	C
2009	2010	2011

This proposal seeks shareholder approval of a non-binding, advisory vote on the Company's executive compensation. As a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), all publicly-traded US companies, with limited exceptions, are required to hold this shareholder advisory vote in 2011.

In general, Glass Lewis' analysis is centered on four major aspects of a company's executive compensation practices: (i) overall compensation structure; (ii) disclosure of compensation policies and procedures; (iii) the amounts paid to executives; and (iv) the link between pay and performance.

Summary Compensation Table

Named Executive Officers	Base Salary	Bonus & NEIP	Equity Awards[1]	Total Comp
Michael A. Woodhouse, *Executive Chairman and CEO*	$1,100,000	$1,257,437	$3,638,955	$6,130,148
Douglas Barber, *Executive Vice President, Chief People Officer*	$451,250	$323,160	$892,007	$1,706,136
Edward A. Greene, *Senior Vice President, Strategic Initiatives*	$364,619	$166,722	$361,795	$908,485
Lawrence E. Hyatt, *Senior Vice President, Chief Financial Officer*	$277,083	$177,375	$954,925	$1,460,358
N.B. Forrest Shoaf, *Senior Vice President, General Counsel and Secretary*	$435,204	$278,596	$748,599	$1,495,998
Sandra B. Cochran, *President and Chief Executive Officer*	$593,750	$542,984	$1,529,962	$2,924,905
Terry Maxwell, *Senior Vice President, Retail*	$360,278	$230,632	$381,302	$983,263

[1] Valuation based on unamortized cost of grants made during the past fiscal year using proprietary assumptions.

CEO to Avg NEO Pay: 3.88 1

Pay-Setting Process

- The compensation committee engaged Frederic W. Cook & Co. as its compensation consultant during the past fiscal year. (Compensation consulting fees: N/D; Other fees: $0)
- The compensation committee uses tally sheets and survey data when determining NEO compensation.
- The Company discloses that the compensation committee discusses risk in making executive compensation decisions.
- The compensation committee reviews compensation data from 18 peer companies.

Compensation Program Features/Market Best Practices

Clawback Provisions	✔	Share Ownership Guidelines	✔
Mandatory Deferral of Bonuses		Internal Pay Equity	✔
Anti-Hedging Rules	✔	STI-LTI Balance	✔
No Excise Tax Gross-Ups	✔		

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 24 Glass, Lewis & Co., LLC

Executive Compensation Structure - Synopsis

Fixed

- Ms. Cochran's base salary increased by 25% in connection with her promotion to President and COO during the past fiscal year

Short-Term Incentives

Annual Bonus Plan

- **Awards granted during the past fiscal year:** Cash
- **Target payouts:** 125% of base salary for the CEO and between 50% and 100% of base salary for other NEOs
- **Individual limits:** 250% of base salary for the CEO and between 100% and 200% of base salary for other NEOs

- **Metrics:**

	Operating income
	Absolute
Weighting	100%
Threshold Performance	$90.00 million
Actual Performance	$170.40 million[1]

- **Notes:** Executives are eligible to receive bonuses of up to 200% of target if operating income met the above threshold. Once eligibility is established, the compensation committee retains the discretion to set bonus payments based on factors that the committee deems appropriate.

[1] The compensation committee used adjusted operating income, excluding severance charges, expenses and an impairment charge, rather than operating income according to GAAP of $167.2 million.

Long-Term Incentives

2011 Long-Term Incentive Plan

- **Awards granted during the past fiscal year:** Performance shares and PSUs
- **Target payouts:** 250% of base salary for the CEO and between 75% and 193% of base salary for other NEOs
- **Individual limits:** 500% of base salary for the CEO and between 150% and 386% of base salary for other NEOs
- **Vesting/Performance period:** Awards vest over a period of three years

- **Metrics for performance shares:**

	Cumulative operating income (FY 2011 and FY 2012)
	Absolute
Weighting	100%
Threshold Performance	$250.00 million

- **Metrics for PSUs:**

	Cumulative operating income (FY 2011, 2012, 2013)	TSR
	Absolute	Absolute
Weighting	100%	N/A
Threshold Performance	$380.00 million	

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 25 Glass, Lewis & Co., LLC

- **Notes:** Performance shares are granted under the 2011 LTPP, and PSUs under the 2011 LTI Incentive Grant. For both components of the LTIP, once eligibility is earned (the hurdles are achieved), the compensation committee retains the discretion to set the amount of awards. Determinative factors may include operating income, ROIC or TSR, and subjective measures. Executive officers are eligible to receive a PSU award up to 150% of PSU target awards in direct proportion to any percentage increase in the Company's TSR (up to 150%) over the three-year performance period.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 26 Glass, Lewis & Co., LLC

Glass Lewis' Analysis

Glass Lewis expects firms to fully disclose and explain all aspects of their executives' compensation in such a way that shareholders can comprehend and analyze the company's policies and procedures. In completing our assessment, we consider, among other factors, the appropriateness of performance targets and metrics, how such goals and metrics are used to improve Company performance, the peer group against which the Company believes it is competing, whether incentive schemes encourage prudent risk management and the board's adherence to market best practices. Furthermore, we also emphasize and evaluate the extent to which the Company links executive pay with performance.

Overall Structure — **Fair**

We note the following concerns with the structure of the Company's compensation programs:

Absolute Metrics. Awards granted under the LTI plan are solely determined by absolute performance measures. In Glass Lewis's view, the sole use of absolute metrics under long-term incentive plans is inappropriate, as they may reflect economic factors or industry-wide trends beyond the control of executives, rather than the executives' own individual performance. As such, the Company should incorporate relative measures to determine awards granted under the LTI plan.

Narrow Performance Conditions. The Company's short- and long-term incentive arrangements are based on similar metrics. We are concerned that this policy allows for a high level of pay-out (or lack thereof) for hitting similar targets. We believe the best compensation policies are based on a variety of performance metrics, which better gauge a Company's overall financial health and performance.

Excessive Reliance on Committee Discretion. In both the STI and LTI plans, once the threshold performance level has been achieved, the compensation committee has the discretion to set payments as they see fit, relying on any factors that the committee deems appropriate. While the incentive plans have threshold performance hurdles, we nevertheless question how challenging these hurdles truly are. With hurdles that are too easily achieved, these plans become too reliant in our opinion on the compensation committee's discretion.

Overall Disclosure — **Good**

Glass Lewis has thoroughly reviewed the Company's Compensation, Discussion & Analysis ("CD&A") section of its most recent proxy statement, as well other relevant SEC filings. Upon review of the Company's complete executive compensation program - including all fixed payments and variable compensation plans - we find no issues for shareholder concern in the area of disclosure. The Company has provided ample disclosure of the provisions, potential payouts, and performance goals with regard to both its short term and long term incentive arrangements.

Pay for Performance — **2011: C**

As indicated by Glass Lewis' pay-for-performance model (see page 4), the Company has adequately aligned executive pay and corporate performance in the past year. At this point in time, Glass Lewis has not identified pay-for-performance issues with this Company that should be of substantial concern to shareholders.

Summary

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 27 Glass, Lewis & Co., LLC

Overall, the Company has provided exemplary disclosure with respect to its compensation practices and incentive plans, which are designed to adequately ensure the alignment of pay with performance, with certain exceptions.

However, we are gravely concerned that the entirety of STI and LTI compensation is contingent upon the achievement of simple operating income hurdles. As discussed above, we believe this policy allows for a high level of pay-out (or lack thereof) for hitting similar targets and fails to provide sufficient differentiation between short- and long-term incentives. Moreover, once hurdles are satisfied, the compensation committee is allowed complete discretion in determining final award amounts. Under the LTIP, various factors, some subjective, supplement the award determination process. Ultimately, we believe a sizable portion of awards granted under both incentive plans are linked to loose performance criteria that are not sufficiently objective. Given that the performance hurdle under the STI plan is extremely forgiving--the Company has not reported annual operating income under $90 million since 1994 (as noted by the Dissident in a DEFC14A filing dated November 9, 2011), which is the threshold performance level established under the plan--we find the hurdle-based structure of the plans to be particularly troubling. We believe shareholders would benefit from compensation plans that demonstrably link awards to the extent to which actual performance exceeds or falls below challenging targets.

In short, it is our belief that the incentive plans are overly-reliant on committee discretion as well as poorly set performance hurdles. As such, we cannot support this resolution at this time.

Accordingly, we recommend that shareholders vote **AGAINST** this proposal on the Dissident's GOLD proxy card.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 28 Glass, Lewis & Co., LLC

Proposal 4.00: Frequency of Advisory Vote on Executive Compensation

1 YEAR

This proposal gives shareholders the opportunity to determine the frequency of future advisory votes on executive compensation. Shareholders may indicate whether they want the advisory vote to occur every one, two or three years. Under Section 14A(a)(2) of the Exchange Act, companies are required to submit for shareholder consideration resolutions on the frequency of such votes at least once every six years.

Because this shareholder vote is non-binding and advisory in nature, the Company notes in its proxy statement that the board will take into account the preferences of shareholders when considering the frequency with which it will hold advisory votes on executive compensation, but may decide that it is in the best interest of shareholders to hold the vote more or less frequently.

Board Rationale

The board asks shareholders to support a frequency of every one year (an annual vote) for future advisory votes on executive compensation. The board gives the following reasons:

- An annual vote will allow shareholders to provide the board with direct input on the compensation philosophy, policies and practices; and
- An annual vote is most consistent with the board's policy of seeking regular dialogue with shareholders on corporate governance matters and executive compensation philosophy, policies and practices.

Glass Lewis' Analysis

Glass Lewis believes that the advisory vote on executive compensation serves as an effective mechanism for promoting dialogue between investors and company management and directors, enhancing transparency in setting executive pay, improving accountability to shareholders, and providing for a more effective link between pay and performance. In cases where shareholders believe the Company's compensation packages may be excessive, we believe such a vote may compel the board to re-examine, and hopefully improve, its compensation practices.

In our view, shareholders should be allowed to vote on the compensation of executives annually. We believe that the time and financial burdens to a company with regard to an annual vote are outweighed by the benefits to shareholders and the increased accountability. Implementing biannual or triennial votes on executive compensation limits shareholders' ability to hold the board accountable for its compensation practices through means other than voting against the compensation committee. For this reason, unless a company provides compelling arguments otherwise, we will generally recommend that shareholders support the holding of advisory votes on executive compensation every year.

In this case, we agree with the board that an annual advisory vote on executive compensation is in the best interests of shareholders.

Accordingly, we recommend that shareholders vote for the advisory vote on executive compensation frequency of**ONE YEAR** on the Dissident's GOLD proxy card.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 29 Glass, Lewis & Co., LLC

Proposal 5.00: Restructuring

FOR

Summary

This proposal seeks shareholder approval for a corporate restructuring that will eliminate the Company's holding company format. Management believes the holding company format is no longer necessary and that its elimination will allow the Company to realize material cost savings, simplify the corporate structure and facilitate more efficient cash management.

Approval of the restructuring, effected by a merger with the Company's wholly-owned subsidiary, requires the affirmative vote of a majority of the outstanding shares of the Company's common stock.

Background and Board Rationale

The Company was formed in 1998 as a holding company for the Cracker Barrel subsidiary and potentially other businesses. Management believes the holding company format is no longer necessary and that its elimination will allow the Company to realize material cost savings, simplify the corporate structure and facilitate more efficient cash management. Therefore, management proposes to merge the Company with and into the subsidiary such that immediately thereafter, the Company's separate corporate existence will cease and the subsidiary will continue as the surviving corporation. The board believes that the proposed Merger is in the best interests of the Company and its shareholders.

Immediately after the restructuring, the surviving corporation will have the same consolidated assets, liabilities and shareholders' equity as the Company. There will be no change to the general nature of the Company's business as a result of the restructuring.

Following the restructuring, the surviving corporation's shares will be owned directly by the Company's shareholders in the same proportion as their ownership of the Company's stock immediately prior to the restructuring. Upon consummation, the surviving corporation will change its name to "Cracker Barrel Old Country Store, Inc."

Glass Lewis' Analysis

In our opinion, the board's rationale for eliminating the holding company format is sound. The Company's sole business since 2007 has been to own and operate the Cracker Barrel subsidiary. It doesn't appear that the board anticipates owning additional businesses for which a holding company format might be desired. Therefore, the Company's current corporate structure is unnecessary.

By eliminating the holding company format, the Company expects to realize material cost savings, simplify the corporate structure and facilitate more efficient cash management. In light of these expected benefits, we believe the proposed restructuring effected through the merger with the Company's subsidiary is in the best interests of shareholders.

Accordingly, we recommend that shareholders vote **FOR** this proposal on the Dissident's GOLD proxy card.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 30 Glass, Lewis & Co., LLC

Proposal 6.00: Ratification of Auditor

FOR

Cracker Barrel Old Country Store, Inc. Auditor Fees
Audit/Audit Related
Tax
All Other
99.7%
0%
0.3%

The Company proposes that Deloitte & Touche serve as the Company's independent auditor for 2012. Deloitte & Touche has served as the Company's auditor for at least the last 39 years.

During the last fiscal year, the Company paid Deloitte & Touche audit fees of $710,538. All other fees totaled $2,200.

We believe the fees paid for non-audit related services are reasonable as a percentage of all fees paid to the auditor. The Company appears to disclose appropriate information about these services in its filings.

Accordingly, we recommend that shareholders vote **FOR** ratification of the appointment of Deloitte & Touche as the Company's auditor for fiscal year 2012.

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 31 Glass, Lewis & Co., LLC

Disclosure

Glass, Lewis & Co., LLC is not a registered investment advisor. As a result, the proxy research and vote recommendations included in this report should not be construed as investment advice or as any solicitation, offer, or recommendation to buy or sell any of the securities referred to herein. All information contained in this report is impersonal and is not tailored to the investment strategy of any specific person. Moreover, the content of this report is based on publicly available information and on sources believed to be accurate and reliable. However, no representations or warranties, expressed or implied, are made as to the accuracy, completeness, or usefulness of any such content. Glass Lewis is not responsible for any actions taken or not taken on the basis of this information.

This report may not be reproduced or distributed in any manner without the written permission of Glass Lewis.

For information on Glass Lewis' policies and procedures regarding conflicts of interests, please visit: http://www.glasslewis.com/company/disclosure.php

Cracker Barrel Old Country Store, Inc. 2011 Contested Proxy 32 Glass, Lewis & Co., LLC

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SEC Filings

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Definitive Proxy Statement and Proxy Card

Filing	Filing Date
DFAN 14A	December 14, 2011
DFAN 14A	December 12, 2011
DFAN 14A	December 9, 2011
Schedule 13D/A (Amendment 5)	October 21, 2011
DFAN 14A	September 23, 2011
Schedule 13D/A (Amendment 4)	September 23, 2011
DFAN 14A	September 13, 2011
Schedule 13D/A (Amendment 3)	September 13, 2011
DFAN 14A	September 1, 2011
Schedule 13D/A (Amendment 2)	September 1, 2011
Schedule 13D/A (Amendment 1)	August 23, 2011
Schedule 13D	June 13, 2011

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